UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 2007

Bank of Marin Bancorp
(Exact name of Registrant as specified in its charter)

California	000-52708	20-8859754
(State or other jurisdiction of incorporation)	(File number)	(I.R.S. Employer Identification No.)

504 Redwood Blvd., Suite 100, Novato, CA	94947
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code:  (415) 884-7781

Not Applicable
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01.    COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On Sunday, July 1, 2007, Bank of Marin, a state banking corporation organized under the laws of the State of California (“Bank”), completed its holding company reorganization, whereby the Bank became the wholly owned subsidiary of Bank of Marin Bancorp, a California corporation (“Bancorp”).

Pursuant to the Plan of Reorganization and Agreement of Merger, dated as of March 8, 2007, upon the closing of the reorganization each outstanding share of Bank common stock was exchanged for one share of common stock of Bancorp.

Registrar and Transfer Company of Cranford, New Jersey, is Bancorp’s transfer agent.

Bancorp’s common stock began trading on the Nasdaq Capital Market under the symbol “BMRC” on July 2, 2007.

A press release relating to the transaction as well as the matter discussed in Item 3.03 is attached.

Section 3 – Securities and Trading Markets

Item 3.03    MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

On June 14, 2007, the Board of Directors of Bank of Marin Bancorp (“Bancorp") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, no par value, of the Bancorp.  The dividend was declared subject to certain conditions that have since been satisfied.  The dividend is payable on July 23, 2007 (the "Record Date") to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Bancorp one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value (the "Preferred Shares"), of the Bancorp at a price of $125.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of July 2, 2007, between the Bancorp and Bank of Marin, as Rights Agent, a copy of which was submitted with the Bancorp’s Form 8-A filed with the Commission on July 2, 2007.

Section 9 - Financial Statements and Exhibits

Item 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

99.1	Press Release dated July 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2007	BANK OF MARIN BANCORP

	By:	/s/ CHRISTINA J. COOK
Christina J. Cook
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Page No.

99.1	Press Release dated July 2, 2007.